                              GMX RESOURCES INC.



              Certificate of Designation Providing for an Issue
                        of Preferred Stock Designated
               Series A Cumulative Convertible Preferred Stock



      We, Ken L. Kenworthy, Jr., President and Chief Executive Officer, and Ken L. Kenworthy, Sr., Secretary, of GMX RESOURCES INC., an Oklahoma corporation ("Company"), do hereby certify that, pursuant to the authority conferred on the Board of Directors or a duly authorized committee thereof ("Board") by Sections 1032 and 1027 of the Oklahoma General Corporation Act, 18 Okla.Stat. Sections 1001 et seq. ("Act"), and Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company, as amended ("Certificate of Incorporation"), the Board adopted the following resolution on ________________, 2001:

      RESOLVED, a series of the class of authorized preferred stock, par value $0.001 per share, of the Company be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

SECTION 1. DESIGNATION AND AMOUNTS

      The series is designated as Series A Cumulative Convertible Preferred Stock" ("Preferred Stock").

      The series shall initially consist of 500,000 shares of Preferred Stock. The Board may, at any time and from time to time, decrease the number of shares of Preferred Stock in the series as long as the decrease does not reduce the number of shares below the number of shares then issued and outstanding.

SECTION 2. RANKING

      The Preferred Stock ranks, as to dividends and liquidation, (a) junior to any series of preferred stock, the terms of which specifically provide that the series ranks senior to the Preferred Stock ("Senior Stock"), (b) on a parity with any series of preferred stock, the terms of which specifically provide that the series ranks on a parity with the Preferred Stock ("Parity Stock") and (c) senior to any series of preferred stock, the terms of which do not specifically provide that the series ranks senior to, or on a parity with, the Preferred Stock ("Junior Stock") and the Common Stock.

SECTION 3. DIVIDENDS

      The holders of Preferred Stock shall receive, out of the funds legally available therefor, annual cumulative dividends at the rate of $1.50 per share of Preferred Stock when, as and if declared by the Board, and no more.

      The dividends are due semi-annually in arrears on May 31 and November 30 of each fiscal year, commencing on November 30, 2001 to the holders of record of the Preferred Stock on the record date as shall be fixed by the Board of Directors of the Company in accordance with the Act. If the date on which a dividend would otherwise be due is a Saturday, a Sunday or a legal holiday, the dividend will be due on the next date which is not a Saturday, a Sunday or a legal holiday. The date on which a dividend is due is referred to herein as a "Dividend Due Date."

      Dividends will commence to cumulate from the date of initial issuance of the Preferred Stock and, on each Dividend Due Date, all dividends due with respect to the Preferred Stock since the last Dividend Due Date will accumulate. With respect to all shares of Preferred Stock sold to the public in a firmly underwritten public offering, the date of initial issuance shall be the date on which the registration statement relating to that offering is declared effective by the Securities and Exchange Commission (the "Effective Date"). With respect to any issuance of Preferred Stock on exercise of securities exercisable to purchase Preferred Stock, the date of initial issuance shall be the date of such exercise, as determined by the terms of the exercisable security. In any other case, the date of initial issuance shall be the date on which the Preferred Stock was issued and sold by the Company. The amount of dividends due with respect to each dividend period is determined by dividing the annual dividend amount by two. The amount of the dividend for the initial dividend period and each other dividend period shorter than a semi-annual period will be computed on the basis of a 360 day year. Any dividend which is not paid on the Dividend Due Date on which it is due will be deemed to be "accumulated and unpaid" until the dividend is paid or until the Preferred Stock to which it relates is no longer outstanding, whichever occurs first.

      Dividends paid on the Preferred Stock in an amount less than the aggregate amount of dividends then accumulated and unpaid with respect to the Preferred Stock will be allocated among the Preferred Stock pro rata on a share-by-share basis.

      The Preferred Stock has priority as to dividends over the Junior Stock and the Common Stock. So long as any Preferred Stock is outstanding, no dividend (other than dividends payable solely in Common Stock or Junior Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any Common Stock or Junior Stock unless all accumulated and unpaid dividends on the Preferred Stock have been paid or declared and set apart for payment. Except as provided below with respect to payment of dividends on the Preferred Stock and any Parity Stock on a pro rata basis, the Company may not (i) pay dividends on any Parity Stock unless it has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accumulated and unpaid dividends on the Preferred Stock; or (ii) pay dividends on the Preferred Stock unless it has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accumulated and unpaid dividends on any Parity Stock. Whenever all accumulated dividends have not been paid in full on the Preferred Stock or any Parity Stock, all dividends declared on the Preferred Stock and any Parity Stock will be declared or made pro rata so that the amount of dividend declared per share on the Preferred Stock and any Parity Stock bear the same ratio that the then accumulated and unpaid dividends per share on the Preferred Stock and any Parity Stock bear to each other.

      Accumulation of dividends shall not bear interest.

      Nothing in this Section 3 prevents the Company from redeeming or purchasing outstanding Preferred Stock in accordance with Section 6 or requires the Company to purchase or to redeem any class or series of capital stock of the Company (other than Preferred Stock) upon any redemption or purchase by the Company of Preferred Stock in accordance with Section 6.

SECTION 4. LIQUIDATION PREFERENCE

      4.1 DISTRIBUTION AMOUNT. If there is a voluntary or involuntary liquidation of the Company, subject to the rights of any Senior Stock or Parity Stock outstanding, the holders of Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, $25.00 per share plus all accumulated and unpaid dividends, before any distribution is made to holders of any Junior Stock or the Common Stock.

      If, upon the voluntary or involuntary liquidation of the Company, the amounts payable with respect to the Preferred Stock, as provided in the foregoing paragraph, are not paid in full, the holders of Preferred Stock, together with the holders of any Parity Stock, will share ratably in the distribution of assets of the Company available for distribution to the Preferred Stock and any such Parity Stock in proportion to the full respective preferential rights to which they are entitled.

      After payment of the full amount to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Company.

      4.2 CONSOLIDATION OR MERGER. Neither a consolidation, merger or other business combination of the Company with or into another person nor a sale of all or substantially all of the assets of the Company constitutes a voluntary or involuntary liquidation within the meaning of this Section 4.

      4.3 NONCASH DISTRIBUTIONS. If, under this Section 4, any of the assets of the Company are to be distributed other than in cash, the Board of Directors of the Company shall promptly engage an independent competent appraiser to determine the fair market value of the assets to be distributed to the holders of Preferred Stock. The fair market value of the assets as determined by the appraiser shall be conclusive for purposes of determining the amount distributed to the holders of Preferred Stock.

SECTION 5. VOTING RIGHTS

      5.1 VOTING RIGHTS. A holder of Preferred Stock does not have any voting rights, except as required by law or as expressly provided in this
Section 5.

      In exercising any voting rights, a holder is entitled to one vote for each outstanding share of Preferred Stock held of record by the holder.

      5.2 ELECTION OF DIRECTORS. Whenever dividends payable on the Preferred Stock or any outstanding Parity Stock have not been paid in an aggregate amount equal to at least three semi-annual dividends (whether or not consecutive), the number of directors of the Company shall be increased by two and the holders of Preferred Stock and any Parity Stock, voting separately as a class, will be entitled to elect the two additional directors at any meeting of the stockholders held during the period that such dividends remain in arrears.

      These voting rights will continue until (a) the Company has declared and paid all of the accumulated and unpaid dividends on the Preferred Stock and any Parity Stock or (b) the Company has declared all of such accumulated and unpaid dividends and has set apart an amount sufficient to pay such dividends, at which time (a) these voting rights will terminate, (b) the term of office of any director then in office elected by the holders of Preferred Stock and any Parity Stock will terminate and (c) the number of directors of the Company will be reduced by two.

      Whenever these voting rights arise, they may be initially exercised either at a special meeting of the holders of Preferred Stock and any Parity Stock or at an annual meeting of the stockholders. After the initial exercise of these voting rights, and except as expressly provided herein, these voting rights may be exercised only at an annual meeting of stockholders. Except as hereinafter provided, the Secretary of the Company shall call a special meeting of the holders of Preferred Stock and any Parity Stock at the earliest practicable date after these voting rights arise and, in any event, as soon as practicable after receipt by the Company of a request by holders of record of at least 10% of the then outstanding Preferred Stock and any then outstanding Parity Stock. The Secretary shall not be required to call such a special meeting to be held during the period of 90 days preceding the date fixed or anticipated to be fixed for the next annual meeting of stockholders. Nominations for directors to be elected by the holders of the Preferred Stock and any Parity stock may be made in the same manner as any other nomination of Directors, provided, however, that, in connection with any such election, (i) only holders of Prefered Stock or any Parity Stock may nominate a director, and (ii) management of the Company shall not propose or nominate or solicit any such proposal or nomination of any director in connection with any such election.

      Any director who is elected by the holders of Preferred Stock and any Parity Stock will hold office for a term expiring at the next annual meeting of stockholders or until his successor is duly elected and qualified as provided herein (subject to earlier termination as provided herein) and, during such term, may be removed at any time, with or without cause, only upon the affirmative vote of the holders of record of a majority of the Preferred Stock and any Parity Stock. The Secretary of the Company shall call a special meeting of the holders of Preferred Stock and any Parity Stock for purpose of considering such a removal and filling any vacancy created thereby as soon as practicable after receipt of a request signed by the holders of not less than 25% of the then outstanding Preferred Stock and any outstanding Parity Stock; provided, however, that the Secretary shall not be required to call such a special meeting to be held during the period of 90 days preceding the date fixed or anticipated to be fixed for the annual meeting of stockholders.

      Any vacancy created by the death or resignation of a director elected by the holders of Preferred Stock and any Parity Stock will be filled at the next annual meeting of stockholders, unless the holders of at least 25% of the then outstanding Preferred Stock and any then outstanding Parity Stock make a written request for a special meeting of holders to elect a director to fill such vacancy, in which event the Secretary of the Company shall call a special meeting of the holders of Preferred Stock and any then outstanding Parity Stock at the earliest practicable date. Notwithstanding the foregoing, the Secretary shall not be required to call such a special meeting to be held during the period of 90 days preceding the date fixed or anticipated to be fixed for the next annual meeting of stockholders.

      Any special meeting of the holders of Preferred Stock and any Parity Stock will be held at the place at which the last annual meeting of stockholders was held. At any meeting, the presence in person or by proxy of holders of a majority of the outstanding shares of Preferred Stock and any outstanding Parity Stock will constitute a quorum and, in the absence of a quorum, a majority of the holders present in person or by proxy may adjourn the meeting from time to time, without further notice, other than an announcement at the meeting, until a quorum is obtained.

      5.3     CERTAIN REQUIRED VOTES.

      (a) So long as any Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of the then outstanding Preferred Stock, voting separately as a class, (i) amend or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company if such amendment or repeal would adversely affect the relative rights, preferences, qualifications, restrictions or limitations of the Preferred Stock, (ii) authorize or issue, or increase the authorized number of shares of, any Senior Stock or (iii) effect any reclassification of the Preferred Stock.

      (b) So long as any Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Preferred Stock, voting separately as a class, (a) authorize or issue, or increase the number of shares of, any Parity Stock or (b) issue any series of preferred stock, having a right to vote on matters on which the Preferred Stock is not entitled to vote.

      (c) For the purpose of clauses (a) and (b), above, the combination of the Company with another entity in any merger or similar transaction in which the Company is not the surviving entity will be deemed to be the issuance by the Company of Senior Stock or Parity Stock, as the case may be, if such stock will exist in the surviving entity following such combination.

      (d) So long as any Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Preferred Stock, voting separately as a class, authorize, agree to or consummate any combination with another entity in any merger or similar transaction unless the former holders of Preferred Stock following such combination continue to hold Preferred Stock or other securities having substantially equivalent rights or elect to convert them to other securities or property.


SECTION 6. REDEMPTION

      Except as provided in the following sentence, the Company may not redeem the Preferred Stock until after September 30, 2003. The Company may redeem all, but not less than all, of the then outstanding Preferred Stock at any time at which the aggregate liquidation preference payable to the such outstanding Preferred Stock is less than $1,000,000. Except as otherwise provided herein, after September 30, 2003 the Company may redeem any or all of the then outstanding Preferred Stock at a redemption price of $25.00 per share plus all then accumulated and unpaid dividends ("Redemption Price").

      If less than all of the outstanding Preferred Stock is to be redeemed, the Company will select the outstanding Preferred Stock to be redeemed pro rata or by lot.

      The Company shall send a notice of any redemption, by first class mail, postage paid, addressed to each holder of record of the Preferred Stock to be redeemed at least 30, but not more than 60, days prior to the date fixed for such redemption ("Redemption Date"). Each such notice shall (a) describe the Preferred Stock to be redeemed, (b) state the Redemption Price, (c) state the Redemption Date, (d) state the place for payment and for delivery of the stock certificate(s) and transfer instrument(s), if any, and (e) state that the conversion rights of holders of Preferred Stock to be redeemed will terminate at the close of business on the business day immediately preceding the Redemption Date.

      The Company will not pay any interest on amounts payable upon the redemption of Preferred Stock.

      If the Company so sends the notice of redemption and if, on or before the Redemption Date, all amounts necessary for the redemption have been set apart by the Company from its other funds, in trust for the holders of Preferred Stock being redeemed, the Preferred Stock being redeemed will be deemed to be no longer outstanding at the close of business on the Redemption Date for purposes of voting or determining the number of shares entitled to vote on any matter, notwithstanding that any certificate representing the Preferred Stock being redeemed has not been surrendered, and all of the rights of the holders of such Preferred Stock (other than to amounts payable on redemption out of the amounts deposited in trust) shall cease. If a holder of Preferred Stock being redeemed has not surrendered the Preferred Stock within one year after the Redemption Date, any amount deposited in trust for the redemption of those shares shall be returned by any bank or other financial institution with whom it is deposited to the Company and such bank or financial institution shall be relieved of all responsibility with respect thereto. After such return, the holder shall look only to the Company for payment of the Redemption Price.

      Except as otherwise provided herein, the Company may purchase outstanding Preferred Stock from a holder on such terms and subject to such conditions as may be mutually agreeable to the Company and the holder. The Company has no obligation to afford any other holder an equal opportunity to sell such other holder's Preferred Stock.

      Notwithstanding anything else contained herein, if there are any accumulated and unpaid dividends, the Company may not redeem or otherwise purchase any outstanding Preferred Stock unless (a) the Company simultaneously redeems all outstanding Preferred Stock or (b) the Company purchases the outstanding Preferred Stock pursuant to a purchase offer made on the same terms and conditions to all holders of Preferred Stock.

      Preferred Stock redeemed or otherwise purchased by the Company shall not be reissued as Preferred Stock, but rather will resume the status of authorized and unissued preferred stock, par value $.001 per share.

SECTION 7. CONVERSION RIGHTS

      7.1 OPTIONAL CONVERSION. A holder of Preferred Stock may, at the option of the holder, convert a share of Preferred Stock into shares of Common Stock at the then effective Conversion Rate at any time after initial issuance.

      The Company shall promptly pay to the holder in cash all then accumulated and unpaid dividends on the converted Preferred Stock, whether or not declared, through the date of conversion.

      In the case of an optional conversion pursuant to Section 7.1, the shares of Preferred Stock shall be deemed to have been converted and the shares of Common Stock shall be deemed to have been issued on the date the Preferred Stock is properly surrendered pursuant to Section 7.3.

      7.2 AUTOMATIC CONVERSION. If, at any time after its initial issuance, the Last Sales Price (as defined in Section 7.11) for Common Stock (appropriately adjusted for splits and comparable events) exceeds $18.75 per share (the "Automatic Conversion Price") for four consecutive trading days, each share of Preferred Stock then outstanding will immediately and automatically convert as of the beginning of the next trading day ("Trigger Date") into shares of Common Stock at the then effective Conversion Rate. If, after the initial issuance of the Preferred Stock, the Company (a) pays a dividend in Common Stock, (b) subdivides the Common Stock or (c) combines its Common Stock, the Automatic Conversion Price then in effect immediately prior thereto will be adjusted on the date of such event so that such price is appropriately adjusted for the new number of shares of Common stock outstanding.

      The Company shall promptly pay to the holders in cash all then accumulated and unpaid dividends on the converted Preferred Stock, whether or not declared, through the date of conversion.

      From and after the Trigger Date, the Preferred Stock will be deemed to be no longer outstanding and the rights of the holders of Preferred Stock shall be limited to the right to receive shares of Common Stock issuable upon conversion and the right to receive any accumulated but unpaid dividends on the Preferred Stock from the last dividend payment to the Trigger Date. From and after the Trigger Date, the certificate representing the Preferred Stock will be deemed to represent only such rights. The Company shall give prompt notice of the occurrence of the Trigger Date to all holders of outstanding Preferred Stock. Until certificates representing the Preferred Stock have been surrendered as required hereby, a holder of Preferred Stock shall not be entitled to receive any dividends which may be subsequently payable on the shares of Common Stock and may not exercise any voting rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock.

      7.3 MECHANICS OF CONVERSION. A holder shall surrender the certificate representing the converted Preferred Stock at the office of the Company or of any transfer agent for the Common Stock (a), in the case of a conversion pursuant to Section 7.1, with a notice to the Company stating that the holder elects to convert the Preferred Stock and containing the name and address of the person in whose name the Common Stock is to be issued and (b), in the case of a conversion pursuant to Section 7.2, with a notice containing the name and address of the person in whose name the Common Stock is to be issued.

      A holder shall not be entitled to receive any certificate representing the Common Stock upon the conversion of the Preferred Stock unless the holder complies with this Section 7.3.

      The Company shall, as soon as practicable after the holder surrenders the certificate representing the converted Preferred Stock in compliance with this
Section 7.3, issue and deliver at the office at which the converted Preferred Stock is surrendered, to the holder of shares, or to the person stated by the holder, a certificate for the Common Stock into which the Preferred Stock has been converted.

      Upon conversion of only a portion of the Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to the holder a new certificate representing the unconverted Preferred Stock.

      7.4 CONVERSION RATE. The number of shares of Common Stock (or other securities) into which the Preferred Stock is convertible is referred to as the "Conversion Rate." The initial Conversion Rate shall be two shares of Common Stock for each share of Preferred Stock surrendered for conversion.

      7.5     ADJUSTMENTS TO CONVERSION RATES.

      If, after the initial issuance of the Preferred Stock, the Company (a) pays a dividend in Common Stock, (b) subdivides the Common Stock or (c) combines its Common Stock, the Conversion Rate then in effect immediately prior thereto will be adjusted on the date of such event so that a registered holder of Preferred Stock is entitled to receive, upon the conversion thereof, the Common Stock which the holder would have been entitled to receive had the holder converted the Preferred Stock immediately prior to such date.

      If, after the initial issuance of the Preferred Stock, the Company issues to all of the holders of its Common Stock any rights or any warrants entitling them to purchase Common Stock at a price less than the Last Sales Price of the Common Stock (as of the record date for determining the holders entitled to receive such rights or such warrants), which rights or which warrants expire within 45 days after the record date, the Conversion Rate in effect immediately prior thereto will be adjusted by multiplying the Conversion Rate by a fraction the numerator of which is the sum of (a) the number of shares of Common Stock outstanding on the date of issuance of the rights or the warrants and (b) the number of shares of Common Stock covered by the rights or the warrants and the denominator of which is the sum of (a) the number of shares of Common Stock outstanding on the date of issuance of the rights or the warrants and (b) the number of shares of Common Stock which the aggregate offering price of the Common Stock covered by the rights and the warrants would purchase at the Last Sales Price as of the record date.

      If the Company distributes to all of the holders of Common Stock evidences of its indebtedness or assets (other than cash dividends) or issues to all of the holders of its Common Stock other rights and warrants, the Conversion Rate in effect immediately prior thereto will be adjusted on the date of the distribution by multiplying the Conversion Rate by a fraction the numerator of which is the Last Sales Price of the Common Stock on the date of the distribution and the denominator of which is such Last Sales Price less the fair market value of the evidences of indebtedness, assets, rights or warrants (as determined by the Board of Directors of the Company, whose determination shall be conclusive) applicable to one share of Common Stock.

      If there is (a) any reclassification of the outstanding Common Stock, (b) any consolidation of the Company with, or merger of the Company into, any other person, (c) any merger of any person into the Company (other than a merger that does not result in any exchange or reclassification of the outstanding Common Stock), (d) any sale of all or substantially all of the assets of the Company or
(e) any compulsory share exchange in which the Common Stock is converted into cash, securities or properties, provision shall be made so that a holder of Preferred Stock will have the right thereafter, during the period that the Preferred Stock could otherwise have been converted into Common Stock, to convert the Preferred Stock into the kind and amount of cash, securities or properties receivable upon such reclassification, consolidation, merger, sale or share exchange by a holder of the Common Stock for which the Preferred Stock could have been converted.

      Notwithstanding anything else contained herein, (i) no adjustment in the Conversion Rate will be made until all accumulated adjustments to the Conversion Rate are equal to 1% or more of the Conversion Rate immediately prior to the date of the most recent prior adjustment and (ii) no adjustment in the Conversion Rate will be made within 10 business days of the most recent prior adjustment. Any adjustments not made pursuant to subsection (i) above will be carried forward and added to the next adjustment to the Conversion Rate and any adjustment not made pursuant to subsection (ii) above will be made upon the expiration of the applicable 10 business day period.

      7.6 FRACTIONAL SECURITIES. No fractional shares of Common Stock will be issued upon the conversion of the Preferred Stock and in lieu thereof, the Company will pay the converting holder in cash the fair market value of the fractional share based on the Last Sales Price of the fractional share on the trading day immediately preceding the date of conversion.

      7.7 TRANSFER COSTS. The Company shall pay any and all transfer taxes and other governmental charges on the issuance or delivery of the Common Stock upon any conversion of the Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that of the holder of the shares converted and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      7.8 CERTIFICATE AS TO ADJUSTMENTS. Upon any adjustment pursuant to this Section 7, the Company shall promptly file with the Secretary of the Company and the transfer agent for the Preferred Stock a certificate setting forth, in reasonable detail, the adjustment and the facts upon which such adjustment was based. Whenever the conversion rate is so adjusted, the Company shall cause a notice stating the adjustment and the new Conversion Rate to be mailed to each holder of record of shares of Preferred Stock at or prior to the time the Company mails an interim statement to its stockholders covering the quarterly period during which the facts requiring such adjustment occurred, but in any event within 60 days after the end of such quarter.

      7.9 COMMON RESERVED. The Company shall reserve and keep available out of its authorized and unissued Common Stock such number of shares as shall from time to time be sufficient to permit conversion of the Preferred Stock.

      7.10 STATUS OF SHARES. All Common Stock issued upon any conversion of the Preferred Stock will be validly issued, fully paid and nonassessable.

      7.11 LAST SALES PRICE. For purposes of this Section 7, the term "Last Sales Price" means the last sales price for the security as reported on the principal national securities exchange or consolidated trading system on which the security is then listed for trading or, if the security is not then so listed for trading, the last sales price as determined in a manner selected in good faith from time to time, by the Board of Directors of the Company.

      7.12 REDEMPTION. If any share of Preferred Stock shall be called for redemption, the right to convert such shares shall terminate and expire at the close of business on the business day next preceding the Redemption Date.

      7.13 DISCRETIONARY ADJUSTMENTS. The Company may, from time to time, increase the Conversion Rate by any amount for any period of at least 20 business days, in which case the Company shall give at least 15 days notice of such increase to all holders of record of Preferred Stock.

SECTION 8. SINKING FUND

      There is no sinking fund established in connection with the Preferred
Stock.

SECTION 9. NOTICES

      Any notice or other communication required or permitted pursuant hereto to be given to, or made on, the Company shall be given or made by first-class or registered mail, postage prepaid, addressed as follows:

            GMX RESOURCES INC.
            One Benham Place
            9400 North Broadway, Suite 600
            Oklahoma City, OK 73114
            Attn: Secretary

or to such other address as the Company may specify in a notice sent to all registered holders of Preferred Stock in accordance with this Section 9.

      Any notice or other communication required or permitted pursuant hereto to be given to, or made on, any registered holder of Preferred Stock shall be given or made by first-class or registered mail, postage prepaid, to the last address of the registered holder as it appears on the stock transfer records maintained by, or on behalf of, the Company.

      IN WITNESS WHEREOF, the undersigned officers have signed this Certificate this ___ day of June, 2001.



                                       GMX RESOURCES INC.



                                       By:
                                          -----------------------
                                          Ken L. Kenworthy, Jr.
                                          Chief Executive Officer


ATTEST


---------------------
Ken L. Kenworthy, Sr.
Secretary